yea As filed with the Securities and Exchange Commission on December 14, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER STANDARD RESOURCES INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0211014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1400 – 999 West Hastings Street
Vancouver, British Columbia V6C 2W2
(Address of Principal Executive Offices, Including Zip Code)

Silver Standard Stock Option Plan
(Full title of the plans)

CT Corporation System
111 Eighth Avenue, New York, New York 10011
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Keenan Hohol Silver Standard Resources Inc. Suite 1400 999 West Hastings Street Vancouver, BC V6C 2W2 (604) 689-3846	Copies to: Jerrold W. Schramm Lawson Lundell LLP Suite 1600 925 West Georgia Street Vancouver, BC V6C 3L2 (604) 685-3456	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3024

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares	7,000,000 shares	$14.17	$99,190,000	$13,529.52

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares of Silver Standard Resources Inc. (the “Registrant”), without par value (the “Common Shares”), that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum aggregate offering price was calculated based upon the market value of the Common Shares in accordance with Rule 457(c) and is equal to the product of (i) $14.17, the average of the high and low prices per Common Share on the Nasdaq Global Market on December 10, 2012 (which is within five business days of the filing hereof), multiplied by (ii) 7,000,000 Common Shares issuable under this Registration Statement pursuant to the April 26, 2011 Silver Standard Stock Option Plan (the “Stock Option Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to Silver Standard Resources Inc., Suite 1400 – 999 West Hastings Street, Vancouver, British Columbia V6C 2W2, Attention: Vice President, Legal & General Counsel; Telephone number (604) 689-3846.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Commission are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on March 30, 2012.

(b)	The Registrant’s Information Circular for the Annual and Special Meeting, furnished to the Commission as Exhibit 99.2 to Form 6-K on April 5, 2012.

(c)
The Registrant’s Consolidated Interim Financial Statements and Management’s Discussion and Analysis for the three months ended March 31, 2012, furnished to the Commission as Exhibits 99.1 and 99.2 to Form 6-K on May 9, 2012.

(d)
The Registrant’s Consolidated Interim Financial Statements and Management’s Discussion and Analysis for the three and six months ended June 30, 2012, furnished to the Commission as Exhibits 99.1 and 99.2 to Form 6-K on August 9, 2012.

(e)
The Registrant’s Consolidated Interim Financial Statements and Management’s Discussion and Analysis for the three and nine months ended September 30, 2012, furnished to the Commission as Exhibits 99.1 and 99.2 to Form 6-K on November 8, 2012.

(f)	The Registrant’s Material Change Report dated December 5, 2012, furnished to the Commission as Exhibit 99.1 to Form 6-K on December 6, 2012.

(g)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Registrant’s latest fiscal year covered by the document referred to in (a) above.

(h)
The description of the Common Shares as set forth in the Registrant’s Registration Statement on Form 20-F, filed on July 13, 1995, and any further amendment or report filed for the purposes of updating such description.

Any information circular, unaudited interim consolidated financial statements, management's discussion and analysis, material change reports (excluding confidential material change reports) or business acquisition reports subsequently filed by us with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereby have been sold or which deregisters all Common Shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the applicable Form 6-K on which such document is furnished to the Commission. In addition, all other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereby have been sold or which deregisters all Common Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Bruce Kennedy, P.Eng., the Registrant’s General Manager of the Pirquitas Mine, and Andrew Sharp, the Registrant’s Vice President Technical Services, are named in this Registration Statement as having prepared reports or having been responsible for reporting exploration results relating to the Registrant’s mineral properties.  Dr. Warwick Board, P. Geo., who is named in this Registration Statement as having prepared reports or having been responsible for reporting exploration results relating to the Registrant’s mineral properties was the Registrant’s Senior Resource Geologist until July 2012.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, the Registrant may, subject to Section 163 of the Act, indemnify an individual who

(a)	is or was a director or officer of the Registrant,

(b)	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

(c)	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and, generally, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Registrant or an associated corporation or other entity, or holding or having held a position equivalent to that of a director or officer of the Registrant or an associated corporation or other entity (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable and the Registrant may, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, the Registrant must, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments if they are prohibited under Section 163 of the Act or if it has not first received from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation or other entity, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation or other entity, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, among other things, order the Registrant to indemnify or to pay expenses, despite Sections 160 to 163 of the Act.

Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. This is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any person (or such person’s heirs or legal personal representatives) who is or was serving as a director, alternate director, officer, employee or agent of the Registrant, or as a director, alternate director, officer, employee or agent of any corporation of which the Registrant is or was an affiliate, or if at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, or if at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her as a director, alternative director, officer, employee or agent or person who holds or held such equivalent position.

Underwriters, dealers or agents who participate in the distribution of Common Shares may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 14th day of December, 2012.

SILVER STANDARD RESOURCES INC.

By:	/s/ John Smith
	Name:	John Smith
	Title:	Director, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint John Smith and Gregory J. Martin, and each of them individually, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Registrant to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on December 14, 2012:

Signature	Title

/s/ John Smith
John Smith	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Gregory J. Martin
Gregory J. Martin	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter W. Tomsett
Peter W. Tomsett	Director and Chairman

/s/ A.E. Michael Anglin
A.E. Michael Anglin	Director

/s/ John R. Brodie
John R. Brodie	Director

/s/ Richard C. Campbell
Richard C. Campbell	Director

/s/ Richard D. Paterson
Richard D. Paterson	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements to Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on this 14th day of December, 2012.

/s/ Richard Paterson
(Authorized Representative)
Name:	Richard Paterson
Title:	Director

EXHIBIT INDEX
Exhibit Number	Description

3.1	Memorandum, Articles and Certificate of Incorporation (incorporated by reference from Item 1.1 to the Annual Report on Form 20-F filed with the SEC on March 30, 2012).

3.2
Notice of Articles and Articles filed under the Business Corporation Act (British Columbia) (incorporated by reference from Exhibit 1.2 to the Annual Report on Form 20-F filed with the SEC on March 30, 2012).

4.1	April 26, 2011 Silver Standard Stock Option Plan

5.1	Opinion of Lawson Lundell LLP

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2	Consent of Lawson Lundell LLP (included in Exhibit 5.1).

23.3	Consent of Bruce Kennedy, P.E.

23.4	Consent of Dr. Warwick Board, P. Geo.

23.5	Consent of Steve L. Milne, P.E.

23.6	Consent of Mark G. Stevens, P.G.

23.7	Consent of James A. McCrea, P. Geo.

23.8	Consent of Andrew W. Sharp, FAusIMM

23.9	Consent of Tetra Tech WEI Inc. (f/k/a Wardrop, a Tetra Tech Company)

23.10	Consent of Sundance Ventures

23.11	Consent of M3 Engineering & Technology Corporation

23.12	Consent of Snowden Mining Industry Consultants

23.13	Consent of Scott Wilson Roscoe Postle Associates Inc. (f/k/a Roscoe Postle Associates Inc.)

23.14	Consent of Kappes, Casssidy & Associates

23.15	Consent of Trevor J. Yeomans, P. Geo.

23.16	Consent of Kelly Boychuk, P. Eng.

23.17	Consent of Jeremy Vincent, P. Geo.

24.1	Power of Attorney (included on the signature page to this Registration Statement).